EXHIBIT 99.g1ii
                                SECOND AMENDMENT
                                       TO
                                CUSTODY AGREEMENT


     This instrument dated _____________ is a Second Amendment to that certain Custody Agreement between THE PBHG FUNDS, INC., A CORPORATION ORGANIZED UNDER THE LAWS OF THE STATE OF MARYLAND (the "Fund") and THE NORTHERN TRUST COMPANY (the "Custodian") dated June 1, 1994 and amended on June 4, 1998 (the "Custody Agreement").

     WHEREAS, the parties desire to amend the Custody Agreement to take into account Rule 17f-7 under the Investment Company Act of 1940.

     NOW THEREFORE, the parties agree that the Agreement shall be amended as follows:

     1. The following definition shall be added to Section 1 of the Custody
Agreement:

     " `Rule 17f-7' shall mean Rule 17f-7 under the 1940 Act."

     2. The following shall replace the definition of "Sub-Custodian" under
Section 1(o) of the Custody Agreement:

      " `Sub-Custodian' shall mean and include (i) any branch of the Custodian, and (ii) any `eligible foreign custodian,' as that term is defined in Rule 17f-5 under the 1940 Act, approved by the Fund or a Delegate of the Fund in the manner required by Rule 17f-5. For the avoidance of doubt, the term `Sub-Custodian' shall not include any central securities depository or clearing agency."

     3. The following shall replace Sections 3, 3A and 4 of the Custody
Agreement:

     "3. Appointment and Removal of Sub-Custodians.
         -----------------------------------------

     (a) The Custodian may appoint one or more Sub-Custodians to act as sub-custodian or sub-custodians of Securities and moneys at any time held in any Portfolio, upon the terms and conditions specified in this Agreement. The Custodian shall oversee the maintenance by any Sub-Custodian of any Securities or moneys of any Portfolio.

     (b) The Agreement between the Custodian and each Sub-Custodian described in clause (ii) of Section 1(n) and acting hereunder shall contain any provisions necessary to comply with Rule 17f-5 under the 1940 Act.

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     (c) Prior to the Custodian's use of any Sub-Custodian described in clause (ii) of Paragraph 1(n), the Fund or a Delegate of the Fund must approve such Sub-Custodian in the manner required by Rule 17f-5 and provide the Custodian with satisfactory evidence of such approval.

     (d) The Custodian shall promptly take such steps as may be required to remove any Sub-Custodian that has ceased to be an "eligible foreign custodian" or has otherwise ceased to meet the requirements under Rule 17f-5. If the Custodian intends to remove any Sub-Custodian previously approved by the Fund or a Delegate of the Fund pursuant to paragraph 3(c), and the Custodian proposes to replace such Sub-Custodian with a Sub-Custodian that has not yet been approved by the Fund or a Delegate of the Fund, it will so notify the Fund or a Delegate of the Fund and provide it with information reasonably necessary to determine such proposed Sub-Custodian's eligibility under Rule 17f-5, including a copy of the proposed agreement with such Sub-Custodian. The Fund shall at the meeting of the Board of Directors next following receipt of such notice and information, or a Delegate of the Fund shall promptly after receipt of such notice and information, determine whether to approve the proposed Sub-Custodian and will promptly thereafter give written notice of the approval or disapproval of the proposed action.

     (e) The Custodian hereby represents to the Fund that in its opinion, after due inquiry, the established procedures to be followed by each Sub-Custodian in connection with the safekeeping of property of a Portfolio pursuant to this Agreement afford reasonable care for the safekeeping of such property based on the standards applicable in the relevant market.

     3A. Delegation of Foreign Custody Management.
         -----------------------------------------

     (a) The Fund hereby delegates to Custodian the responsibilities set forth in subparagraph (b) below of this Section 3A, in accordance with Rule 17f-5 with respect to foreign custody arrangements for the Fund's existing and future investment portfolios, except that the Custodian shall not have such responsibility with respect to central depositories and clearing agencies or with respect to custody arrangements in the countries listed on Schedule I, attached hereto, as that Schedule may be amended from time to time by notice to the Fund.

     (b) With respect to each arrangement with any Sub-custodian regarding the assets of any investment portfolio of the Fund for which Custodian has responsibility under this Section 3A (a"Foreign Custodian"), Custodian shall:

          (i) determine that the Fund's assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, if maintained with the Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation, the standards set forth in Rule 17f-5(c)(1)(I)-(iv);

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          (ii) determine that the written contract with such Foreign Custodian governing the foreign custody arrangements complies with the requirements of Rule 17f-5 and will provide reasonable care for the Fund's assets;

          (iii) establish a system to monitor the appropriateness of maintaining the Fund's assets with such Foreign Custodian and monitor the performance of the contract governing the Fund's foreign custody arrangements;

          (iv) provide to the Fund's Board of Directors, at least annually, written reports notifying the Board of the placement of the Fund's assets with a particular Foreign Custodian and periodic reports of any material changes to the Fund's foreign custodian arrangements; and

          (v) withdraw the Fund's assets from any Foreign Custodian as soon as reasonably practicable, if the foreign custody arrangement no longer meets the requirement of Rule 17f-5.

     4. Use of Sub-Custodians and Securities Depositories.
        -------------------------------------------------

     With respect to property of a Portfolio which is maintained by the Custodian in the custody of a Sub-Custodian pursuant to Section 3:

     (a) The Custodian will identify on its books as belonging to the particular Portfolio any property held by such Sub-Custodian.

     (b) In the event that a Sub-Custodian permits any of the Securities placed in its care to be held in a foreign securities depository, such Sub-Custodian will be required by its agreement with the Custodian to identify on its books such Securities as being held for the account of the Custodian as a custodian for its customers. Any such foreign securities depository shall be an "eligible foreign securities depository" as defined in Rule 17f-7(b)(1).

     (c) Any Securities held by a Sub-Custodian will be subject only to the instructions of the Custodian or its agents; and any Securities held in a foreign securities depository for the account of a Sub-Custodian will be subject only to the instructions of such Sub-Custodian.

     (d) The Custodian will only deposit property of a Portfolio in an account with a Sub-Custodian which includes exclusively the assets held by the Custodian for its customers, and will cause such account to be designated by such Sub-Custodian as a special custody account for the exclusive benefit of customers of the Custodian.

     (e) Before any Securities are placed in a foreign securities depository, the Custodian shall provide the fund's Board of Directors with an analysis of the custody risks associated with maintaining assets with the foreign securities depository.

     (f) The Custodian or its agent shall continue to monitor the custody risks associated with maintaining the Securities with a foreign securities depository and shall promptly notify the Fund's Board of Directors of any material changes in said risks."

     5. The following shall replace Sections 14(b)(1) and 14(b)(2) of the Custody Agreement:

     "1. The Custodian will use reasonable care, prudence and diligence with respect to its obligations under this Agreement and the safekeeping of property of the Portfolios. The Custodian shall be liable to, and shall indemnify and hold harmless the Fund from and against any loss which shall occur as the result of the failure of the Custodian or a Sub-Custodian to exercise reasonable care, prudence and diligence with respect to their respective obligations under this Agreement and the safekeeping of such property. The determination of whether the Custodian or Sub-Custodian has exercised reasonable care, prudence and diligence in connection with their obligations under this Agreement shall be made in light of prevailing standards applicable to professional custodians in the jurisdiction in which such custodial services are performed. In the event of any loss to the Fund by reason of the failure of the Custodian or a Sub-Custodian to exercise reasonable care, prudence and diligence, the Custodian shall be liable to the Fund only to the extent of the Fund's direct damages and expenses, which damages, for purposes of property only, shall be determined based on the market value of the property which is the subject of the loss at the date of discovery of such loss and without reference to any special condition or circumstances.

     2. The Custodian will not be responsible for any act, omission, or default of, or for the solvency of, any central securities depository or clearing agency."

     6. The following shall replace Section 14(h):

          "(h) Indemnification. The Fund agrees to indemnify and hold the Custodian harmless from all loss, cost, taxes, charges, assessments, claims, and liabilities (including, without limitation, liabilities arising

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     under the Securities Act of 1933, the Securities Exchange Act of 1934 and
     the 1940 Act and state or foreign securities laws) and expenses (including reasonable attorneys fees and disbursements) arising directly or indirectly from any action taken or omitted by the Custodian (i) at the request or on the direction of or in reliance on the advice of the Fund or in reasonable reliance upon the Prospectus or (ii) upon an Instruction; provided, that the foregoing indemnity shall not apply to any loss, cost, tax, charge, assessment, claim, liability or expense to the extent the same is attributable to the Custodian's or any Sub-Custodian's negligence, willful misconduct, bad faith or reckless disregard of duties and obligations under this Agreement or any other agreement relating to the custody of Fund property."

In all other respects the Custody Agreement shall remain in full force and effect as originally written.

     IN WITNESS WHEREOF, the parties have executed this First Amendment, intending it to be effective as of the date written above.


The PBHG Funds, Inc.

By:    /s/ Lee T. Cummings
       ----------------------------
Name:  Lee T. Cummings
Title: Chief Financial Officer


The Northern Trust Company

By:    /s/ Elizabeth M. Connors
       ----------------------------
Name:  Elizabeth M. Connors
Title: Vice President